EXHIBIT 5.1

MICHAEL D. HARRIS E-MAIL ADDRESS: mharris@nasonyeager.com

NASON YEAGER GERSON

WHITE&LIOCE, P.A.

ATTORNEYS AT LAW

SABADELL UNITED  BANK TOWER
1645 PALM BEACH LAKES BOULEVARD
SUITE 1200
WEST PALM BEACH, FLORIDA 33401

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TELEPHONE (561) 686-3307  FACSIMILE (561) 686-5442

www.nasonyeager.com

DIRECT DIAL: (561) 471-3507 FAX NUMBER: (561) 686-5442

January 16, 2014

Ecosphere Technologies, Inc.

3515 S.E Lionel Terrace

Stuart, FL 34997

Attention: Mr. Dennis McGuire, CEO

Re: Ecosphere Technologies, Inc. / Form S-1

Dear Mr. McGuire:

At your request, we have examined the Registration Statement on Form S-1 (the “Registration Statement”) filed by Ecosphere Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission, in connection with the registration under the Securities Act of 1933 (the “Act”) of up to 18,449,987 shares of the Company’s common stock which will be issued upon the conversion and exercise of outstanding convertible notes and warrants.

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of: the Company’s Certificate of Incorporation, Bylaws, and minutes of meetings of the Company’s Board of Directors, the financial statements contained in the Prospectus, information supplied by the Company and its stock transfer agent and other information we deemed appropriate for purposes of this opinion.  In our examination of documents for purposes of this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

In connection with our opinions expressed below, we have assumed that, at or prior to the time of the issuance and the delivery of any shares, the Registration Statement will have been declared effective under the Act, that the shares will have been registered under the Act pursuant to the Registration Statement and that such registration will not have been modified or rescinded, and that there will not have occurred any change in law affecting the validity of the issuance of such shares.

Based upon the foregoing, we are of the opinion that the 18,449,987 shares of common stock being registered, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, will be validly issued, duly authorized, fully paid and non-assessable.

We hereby consent to being named in the Registration Statement, to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus that is a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion is solely for your benefit and may not be relied upon by any person without our prior written consent.

Very truly yours,

/s/ Nason, Yeager, Gerson, White & Lioce, P.A.
Nason, Yeager, Gerson, White & Lioce, P.A.